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                                                                    Exhibit 8(b)

                      Winthrop, Stimson, Putnam & Roberts
                            One Battery Park Plaza
                         New York, New York 10004-1490


                               November 10, 1999

SIGCORP, Inc.
20 N.W. Fourth Street
Evansville, Indiana 47741-0001

          Re: Agreement and Plan of Merger by and among Indiana Energy, Inc., SIGCORP, Inc., and Vectren Corporation Dated as of June 11, 1999
               ---------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger of SIGCORP, Inc., an Indiana corporation ("SIGCORP"), into Vectren Corporation, an Indiana corporation (the "Company"), with the Company surviving (the "Merger") pursuant to the Agreement and Plan of Merger by and among Indiana Energy, Inc., an Indiana corporation ("Indiana"), SIGCORP and the Company (the "Merger Agreement").

     As counsel to SIGCORP, we have examined the Merger Agreement and assisted in preparing the Joint Proxy Statement/Prospectus to be used in connection with the Merger (the "Proxy"), including the discussions contained therein under the headings "Questions and Answers About the Merger; Q: What are the tax considerations of the merger?," "Summary--Material United States Federal Income Tax Consequences" and "Material United States Federal Income Tax Consequences." The Proxy forms a part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") pursuant to the Merger Agreement (the "Registration Statement").

     Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the officer's certificates that SIGCORP and Indiana have delivered to us and that contain certain representations upon which we have relied for purposes of this opinion (the "Officer's Certificates").

     This opinion is based upon and subject to:

     (i) the Merger being effected in the manner described in the Proxy and in accordance with the provisions of the Merger Agreement;

     (ii) the accuracy of the representations of SIGCORP and Indiana in their respective Officer's Certificates, and their continuing accuracy at all times through the Effective Time;
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     (iii) the accuracy and completeness of the statements concerning the Merger set forth in the Proxy, including the purposes of SIGCORP and Indiana for consummating the Merger; and

     (iv) the accuracy of the statements concerning the Merger that have come to our attention during our engagement as counsel to SIGCORP in connection with the Merger.

     Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that the Merger will be a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that SIGCORP, the Company and the shareholders of SIGCORP who exchange their shares solely for stock of the Company will recognize no gain or loss for United States federal income tax purposes as a result of the consummation of the Merger.

     This opinion does not address any state, local or foreign tax consequences or any United States federal laws other than those pertaining to income tax. This opinion may not be relied upon except as to the consequences specifically discussed herein. This opinion is based on the Code, Treasury regulations thereunder, Internal Revenue Service rulings interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof, and presumes that no substantial changes in such authorities will be promulgated or occur between the date hereof and the Effective Time that would affect the opinions rendered hereby.

     This opinion may not be quoted or referred to in any document, in whole or in part, or furnished to any other person or agency without our prior written consent.

     We hereby consent to the references to this opinion and our firm in the Proxy and the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   /s/ Winthrop, Stimson, Putnam & Roberts

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